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For Immediate Release
Date:     May 1, 2001
Contact:  Ethel Clay
Phone:    919-687-7802
Fax:      919-687-7821

                     M&F Bancorp, Inc. Holds Annual Meeting

Durham, NC (May 2, 2001) M&F Bancorp, Inc., a bank holding company whose wholly owned subsidiary is M&F Bank, held its Annual Shareholders' Meeting on Tuesday, May 1, 2001 at 10:00 a.m. EST at the Company's headquarters at 2634 Chapel Hill Boulevard in Durham, North Carolina.

Among the items of business included at the meeting were the appointment of the Company's independent accountants and the election of six directors. Specifically, the shareholders ratified the appointment of Deloitte & Touche, L.L.P. as the Company's independent accountants and elected the following six individuals for one-year terms as M&F Bancorp, Inc. directors: Genevia Gee Fulbright, Lee Johnson, Jr., Benjamin S. Ruffin, Joseph M. Sansom, Maceo K. Sloan and Aaron L. Spaulding.

Additionally, it was announced that the M&F Bancorp, Inc. Board of Directors had elected Benjamin S. Ruffin as Chairman of the Board and Joseph M. Sansom as Vice Chairman of the Board. The Board appointed Lee Johnson, Jr., President, E. Elaine Small, Vice President and Assistant Secretary and Fohliette W. Becote, Treasurer and Secretary.

M&F Bancorp is a one-bank bank holding company with approximately $167 million in assets as of December 31, 2000. M&F Bank, a state chartered commercial bank, conducts its operations through eight branch offices that are located in several of North Carolina's largest markets. Three branches are located in Durham, two in Charlotte, two in Raleigh and one in Winston-Salem.

The Company's common stock is quoted in the over-the-counter market through the National Daily Quotation System under the symbol "MFBP."
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For Immediate Release
Date:       May 1, 2001
Contact:    Ethel Clay
Phone:      919-687-7802
Fax:        919-687-7821

      Lee Johnson, Jr. Promoted to President and Chief Executive Officer
                         of Mechanics and Farmers Bank

Durham, NC (May 2, 2001) M&F Bancorp, Inc., a bank holding company whose wholly owned subsidiary is M&F Bank, announced today that Lee Johnson, Jr. has been promoted to President and Chief Executive Officer of M&F Bank effective today. Mr. Johnson had previously served as President and Chief Operating Officer of the Bank, and continues to serve as the President of M&F Bancorp, Inc. Mr. Johnson has served the Bank for more than 30 years and has worked in many functional areas, including retail banking, finance, operations and executive management.

Benjamin S. Ruffin, Chairman of M&F Bancorp, Inc. stated, "Lee has been a very valuable and dedicated member of our management team. His long career at the Bank is evidence of his loyalty and his effectiveness as a leader and contributor to this organization. We look forward to his maintaining the positive momentum established by his predecessor, Julia W. Taylor."

M&F Bank had approximately $167 million in assets as of December 31, 2000. A state chartered commercial bank, it conducts its operations through eight branch offices that are located in several of North Carolina's largest markets. Three branches are located in Durham, two in Charlotte, two in Raleigh and one in Winston-Salem.